SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

_________________

TIDELANDS BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

South Carolina	02-0570232
(State of other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

875 Lowcountry Blvd.
Mount Pleasant, South Carolina 29464
(Address of Principal Executive Offices)

Tidelands Bancshares, Inc. 2004 Stock Incentive Plan
(Full title of the Plan)

Robert E. Coffee, Jr.
President and Chief Executive Officer
875 Lowcountry Blvd.
Mount Pleasant, South Carolina 29464
(843) 388-8433
(Name, address, and telephone number of agent for service)

_________________________________

Copies Requested to:

Neil E. Grayson, Esq.Nelson
Mullins Riley & Scarborough LLP
Poinsett Plaza, Suite 900
104 South Main Street
Greenville, South Carolina 29601
Telephone:  (864) 250-2300
Fax:  (864) 232-2925

_________________________________

Title of Securities	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
to be Registered	Registered	Offering Price	Aggregate Offering	Registration Fee
		per Share	Price

Common Stock	206,680 (1)	$ (2)	$ (2)	$ 209.75

(1)    Represents shares of common stock issuable under the Tidelands Bancshares, Inc. 2004 Stock Incentive Plan.
(2)    In accordance with Rule 457(h), the registration fee is based the book value of the common stock, which is equal to $8.01 per share as of the most recent practicable date.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

        The following documents filed by us with the SEC are incorporated by reference into this registration statement, and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be incorporated by reference in this registration statement and shall be a part of this registration statement from the date of filing of the documents:

(a)	our Annual Report on Form 10-KSB for the year ended December 31, 2003;

(b)	our Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2004, June 30, 2004, and September 30, 2004; and

(c)	our description of securities included in our registration statement on Form SB-2 filed on July 7, 2002.

Item 4.   Description of Securities.

        No response required to this item.

Item 5.   Interests of Named Experts and Counsel.

        No response required to this item.

Item 6.   Indemnification of Directors and Officers.

        Tidelands Bancshares’ articles of incorporation contain a provision which, subject to limited exceptions, limits the liability of a director for any breach of duty as a director. There is no limitation of liability for:

o	a breach of duty involving appropriation of a business opportunity;
o	an act or omission which involves intentional misconduct or a knowing violation of law;
o	any transaction from which the director derives an improper personal benefit; or
o	as to any payments of a dividend or any other type of distribution that is illegal under Section 33-8-330 of the South Carolina Business Corporation Act of 1988.

        In addition, if this statute is amended to authorize further elimination or limitation of the liability of director, then the liability of each director shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the law requires such action. The provision does not limit the right of the company or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

        Tidelands Bancshares’ bylaws contain provisions which provide indemnification to directors that is broader than the protection expressly mandated in Sections 33-8-510 and 33-8-520 of the South Carolina Business Corporation Act. To the extent that a director or officer has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer, Sections 33-8-510 and 33-8-520 would require Tidelands Bancshares to indemnify these persons against expenses, including attorney’s fees, actually and reasonably incurred in connection with the matter. The South Carolina Business Corporation Act expressly allows Tidelands Bancshares to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

        Our board of directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors intends to extend indemnification rights to all of its executive officers.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Tidelands Bancshares pursuant to the foregoing provisions, or otherwise, Tidelands Bancshares has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7.   Exemption from Registration Claimed.

        No response is required to this item.

Item 8.   Exhibits.

        The following exhibits are filed with this registration statement.

Exhibit
Number          Description of Exhibit

4.1	Articles of Incorporation (1)

4.2	Bylaws (1)

4.3	Form of Certificate of Common Stock (1)

4.4	2004 Tidelands Bancshares, Inc. Stock Incentive Plan (2)

5.1	Legal Opinion of Nelson Mullins Riley & Scarborough LLP

23.1	Consent of Elliott Davis, LLC

23.2	Consent of Nelson Mullins Riley & Scarborough LLP (contained in their opinion filed as Exhibit 5.1)

24	Power of Attorney (contained on the signature pages of this registration statement)

(1)     Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed on July 24, 2002.
(2)     Incorporated by reference to the Company’s Form 10-KSB for the year ended December 31, 2003.

Item 9.   Undertakings.

        The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any additional or changed material information on the plan of distribution;

provided, however, that the undertakings set forth in paragraph (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission pursuant to Section 13 or 15(d) of the Exchange Act of 1934 that are incorporated by reference in this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mount Pleasant, State of South Carolina, on this 29th day of December, 2004.

TIDELANDS BANCSHARES, INC.

By: /s/ Robert E. Coffee, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert E. Coffee, Jr. and Alan W. Jackson, or either of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

___________________ Mike Burrell	Director

___________________ John N. Cagle, III, DMD	Director

/s/ Alan D. Clemmons Alan D. Clemmons	Director	December 29, 2004

/s/ Robert E. Coffee, Jr. Robert E. Coffee, Jr.	President, Chief Executive Officer, Director	December 29, 2004

___________________ Richard L. Granger	Director

/s/Dwayne Green Dwayne Green	Director	December 29, 2004

/s/ Barry I. Kalinsky Barry I. Kalinsky	Director, Chairman	December 29, 2004

Signature	Title	Date

/s/ Morris Kalinsky Morris Kalinsky	Director	December 29, 2004

/s/ Paul J. Kerwin, DVM Paul J. Kerwin, DVM	Director	December 29, 2004

/s/ Alan W. Jackson Alan W. Jackson	Chief Financial Officer	December 29, 2004

___________________ John T. Parker, Jr.	Director

/s/ Fred H. Renken Fred H. Renken	Director, Vice Chairman	December 29, 2004

___________________ Tanya Robinson	Director

Exhibit Index

4.1	Articles of Incorporation (1)

4.2	Bylaws (1)

4.3	Form of Certificate of Common Stock (1)

4.4	2004 Tidelands Bancshares, Inc. Stock Incentive Plan (2)

5.1	Legal Opinion of Nelson Mullins Riley & Scarborough LLP

23.1	Consent of Elliott Davis, LLC

23.2	Consent of Nelson Mullins Riley & Scarborough LLP (contained in their opinion filed as Exhibit 5.1)

24	Power of Attorney (contained on the signature pages of this registration statement)

(1)     Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed on July 24, 2002.
(2)     Incorporated by reference to the Company’s Form 10-KSB for the year ended December 31, 2003.